TRI-LATERAL VENTURE CORPORATION
Suite 604, 750 West Pender Street
Vancouver, British Columbia V6C 2T7

NOTICE OF ANNUAL AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the annual and extraordinary general meeting (the "Meeting") of Shareholders of TRI-LATERAL VENTURE CORPORATION (the "Company") will be held at 1500 - 1055 West Georgia Street, Vancouver, British Columbia, on July 7, 2003 at 10:00 a.m., local time, for the following purposes:

  To receive the report of the directors of the Company.

  To receive and consider the consolidated financial statements of the Company for its fiscal period ended December 31, 2002 and the report of the auditor thereon.

  To fix the number of directors at three.

  To elect directors of the Company for the ensuing year.

  To appoint an auditor of the Company for the ensuing year and to authorize the directors to fix the auditor's remuneration.

  To consider and approve by special resolution a share split of the issued and unissued common shares of the Company on a basis of up to three (3) common shares for each one (1) common share, as more particularly described in the accompanying Information Circular.

  To consider and approve by special resolution a name change to "Tri-Lateral Enterprises Corp.", or such other name as the directors may approve, as more particularly described in the accompanying Information Circular.

  To consider and approve a 2003 Stock Option Plan, as more particularly described in the accompanying Information Circular.

  To transact such other business as may properly come before the Meeting or any adjournment thereof.

An Information Circular and a copy of the financial statements for the year ended December 31, 2002 of the Company, together with the auditor's report thereon, accompany this Notice. The Information Circular contains details of matters to be considered at the Meeting.

A shareholder who is unable to attend the Meeting in person and who wishes to ensure that such shareholder's shares will be voted at the Meeting is requested to complete, date and sign the enclosed form of proxy and deliver it by fax, by hand or by mail in accordance with the instructions set out in the form of proxy and in the Information Circular.

If you plan to attend the Meeting you must follow the instructions set out in the form of proxy and in the Information Circular to ensure that your shares will be voted at the Meeting.

DATED at Vancouver, British Columbia, May 16, 2003.

BY ORDER OF THE BOARD

"Gregory C. Burnett"

Gregory C. Burnett

President